Exhibit 2.2

29 May 2015

EQUINIX, INC.

and

TELECITY GROUP PLC

CO-OPERATION AGREEMENT

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

(JAYP/RJZS/VM)

i

24.	ASSIGNMENT	20

25.	COSTS AND EXPENSES	20

26.	FURTHER ASSURANCE	20

27.	COUNTERPARTS	21

28.	APPLICABLE LAW AND JURISDICTION	21

29.	AGENT FOR SERVICE	21

SCHEDULE 1 ANNOUNCEMENT		22

SCHEDULE 2 EMPLOYEE RELATED MATTERS		23

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THIS AGREEMENT is made on 29 May 2015

BETWEEN:

(1)	EQUINIX, INC., a company incorporated in the State of Delaware whose registered office is One Lagoon Drive, Redwood City, California 94065 (“Equinix”); and

(2)	TELECITY GROUP PLC, a public limited company incorporated in England and Wales with company number 05603875 and whose registered office is Masters House, 107 Hammersmith Road, London W14 0QH (“Telecity”),

each a “party” and together the “parties”.

WHEREAS:

(A)	Equinix intends to announce its firm intention to make an offer for the entire issued and to be issued share capital of Telecity, on the terms and subject to the conditions set out in the Announcement and to be set out in the Scheme Document.

(B)	It is intended that the Transaction will be effected by means of a scheme of arrangement under Part 26 of the 2006 Act but Equinix may, to the extent permitted in Clause 3, implement the Transaction by way of a takeover offer.

(C)	The parties have agreed to co-operate with each other and take certain steps to effect the completion of the Transaction and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement each of the following words and expressions shall have the following meanings:

“2006 Act”	means the Companies Act 2006;

“Acceptance Condition”	has the meaning given in Clause 3.2(A);

“Agreed Switch”	has the meaning given in Clause 3.1;

“Agreement”	means this agreement, together with its schedules;

“Announcement”	means the announcement detailing the terms and conditions of the Transaction to be made pursuant to Rule 2.7 of the Code, in the agreed form set out in Schedule 1;

“Board Recommendation”	means the form of recommendation of Telecity Directors to Telecity Shareholders to be included in the Scheme Document or Offer Document (as the case may be);

“Break Payment”	means the sum of £50 million (fifty million pounds Sterling);

“Break Payment Event”	has the meaning set out in Clause 12.1;

“Business Day”	means a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London;

“Code”	means the UK City Code on Takeovers and Mergers issued from time to time by or on behalf of the Panel;

“Combined Group”	means the enlarged group following the Transaction comprising the Telecity Group and the Equinix Group;

“Conditions”	means the conditions to the Transaction which are set out in Appendix 2 to the Announcement;

“Continuance Period”	mean the period between the date of the Announcement and the earlier of (i) the Effective Date, and (ii) the date of termination of this Agreement in accordance with Clause 16, inclusive;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting of Scheme Shareholders to be convened pursuant to an order of the Court under section 896 of the 2006 Act to consider and, if thought fit, approve the Scheme (with or without modification), and any adjournment thereof;

“Convertible Notes”	means the 4.75% convertible subordinated notes due 2016;

“Effective”	means: (i) if the Transaction is implemented by means of the Scheme, the Scheme having become effective in accordance with its terms; or

(ii) if the Transaction is implemented by means of the Offer, the Offer having been declared or become unconditional in all respects in accordance with its terms;

“Effective Date”	means the date on which the Transaction becomes Effective;

“Equinix Group”	means Equinix and its subsidiaries and subsidiary undertakings from time to time and “member of Equinix Group” shall be construed accordingly;

“Equinix Shares”	means the common stock having a par value of $0.001 each in the capital of Equinix;

“Implementation Agreement”	means the implementation and reorganisation agreement dated 9 March 2015 between Telecity and InterXion Holding N.V.;

“Listing Condition”	means the Condition set out in paragraph 2 of Appendix 2 to the Announcement;

“Listing Rules”	the listing rules made by the Financial Conduct Authority under section 73A of the Financial Services and Markets Act 2000 as amended from time to time;

“London Stock Exchange”	means London Stock Exchange plc;

“Longstop Date”	means 29 November 2016 or such later date as may be agreed in writing by Telecity and Equinix (with the Panel’s consent);

“Meetings”	means the Court Meeting and/or Telecity General Meeting, as the case may be;

“NASDAQ”	means NASDAQ Stock Market LLC;

“New Equinix Shares”	means the new Equinix Shares to be issued to Telecity Shareholders pursuant to the Transaction;

“Offer”	means, if Equinix elects to effect the Transaction by means of a takeover offer to the extent permitted by and in accordance with the terms of Clause 3, the offer to be made by or on behalf of Equinix to acquire the entire issued and to be issued ordinary share capital of Telecity including, where the context so requires, any subsequent revision, variation, extension or renewal thereof;

“Offer Document”	means, if Equinix elects to effect the Transaction by means of the Offer to the extent permitted by and in accordance with the terms of Clause 3, the offer document to be sent to Telecity Shareholders in connection with the Offer which will contain, inter alia, the terms and conditions of the Offer;

“Panel”	means the UK Panel on Takeovers and Mergers;

“Pre-Condition”	means the pre-condition to the Transaction which is set out in Appendix 1 to the Announcement;

“Proceedings”	means any proceedings, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual;

“REIT”	means a real estate investment trust within the meaning of Section 856(a) of the United States Internal Revenue Code of 1986, as amended;

“Relevant Authority”	means any central bank, ministry, governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any relevant jurisdiction, including, for the avoidance of doubt, the Panel, the Prudential Regulation Authority and the Financial Conduct Authority;

“Resolutions”	means the shareholder resolutions of Telecity necessary to enable Telecity to implement the Transaction;

“Scheme”	means the proposed scheme of arrangement under Part 26 of the 2006 Act between Telecity and the Scheme Shareholders, the terms of which are to be set out in the Scheme Document, with or subject to any modification, addition or condition thereto approved or imposed by the Court and agreed to by Telecity and Equinix;

“Scheme Court Hearing”	means the hearing by the Court to sanction the Scheme;

“Scheme Document”	means the document addressed to Telecity Shareholders containing, inter alia, the Scheme and the notices of the Meetings;

“Scheme Record Time”	means the time and date specified as such in the Scheme Document or such later time as Telecity and Equinix may agree;

“Scheme Shareholders”	means the holders of Scheme Shares;

“Scheme Shares”

means:

(i)     the Telecity Shares in issue at the date of the Scheme Document;

(ii)    any Telecity Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and

(iii)  any Telecity Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme;

“SEC”	means the United States Securities and Exchange Commission;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Telecity Directors”	means the directors of Telecity from time to time;

“Telecity General Meeting”	means the general meeting of Telecity Shareholders to be convened to consider and, if thought fit, pass the Resolutions, and any adjournment thereof;

“Telecity Group”	means Telecity and its subsidiaries and subsidiary undertakings from time to time and “member of Telecity Group” shall be construed accordingly;

“Telecity Shareholders”	means holders of Telecity Shares;

“Telecity Shares”	means the ordinary shares of £0.002 each in the capital of Telecity;

“Telecity Share Plans”	has the meaning given to it in Schedule 2;

“Transaction”	means the proposed acquisition by Equinix, through a wholly-owned subsidiary (or as otherwise agreed by the parties), for the entire issued and to be issued ordinary share capital of Telecity to be implemented by means of the Scheme (or, if Equinix so determines to the extent permitted by and in accordance with the terms of Clause 3, by means of the Offer);

“Trigger Conditions”	has the meaning given in Clause 7.1;

“UK Listing Authority”	means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States of America” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

“VAT”	means value added tax and any similar sales or turnover tax;

“Voting Record Time”	means the time and date specified in the Scheme Document by reference to which entitlement to vote on the Scheme will be determined, expected to be 6.00 p.m. on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the date of such adjourned Court Meeting; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on any day on which commercial banks in the relevant jurisdiction are generally open for business.

1.2	In this Agreement, except where the context otherwise requires:

(A)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the 2006 Act;

(B)	the expressions “acting in concert”, “control” and “offer” shall have the meanings given in the Code;

(C)	the expression “takeover offer” shall have the meaning given in section 974 of the 2006 Act;

(D)	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(E)	words in the singular shall include the plural and vice versa;

(F)	references to one gender include other genders;

(G)	a reference to a “person” shall include a reference to an individual, an individual’s executors or administrators, a partnership, a firm, a body corporate, an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture or association (in any case, whether or not having separate legal personality);

(H)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(I)	a reference to a Recital, Clause, paragraph or Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, or paragraph of or Schedule to (as the case may be) this Agreement;

(J)	references to “£” and “Sterling” are to the lawful currency of the United Kingdom and to “$” and “US dollar” are to the lawful currency of the United States of America;

(K)	references to times are to London time;

(L)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(M)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(N)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(O)	references to “writing” shall include any modes of reproducing words in any legible form and shall include email except where otherwise expressly stated;

(P)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(Q)	(i)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(R)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(S)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	PUBLICATION OF THE ANNOUNCEMENT AND TERMS OF THE TRANSACTION

2.1	The obligations of the parties under this Agreement (other than this Clause 2.1 and Clauses 14 to 29) shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 7:00 a.m. (London time) on the date of this Agreement, or such later time and date as the parties may agree (and, where required by the Code, approved by the Panel). This Clause 2.1 and Clauses 14 to 29 shall take effect on and from the date of this Agreement.

2.2	The terms of the Transaction shall be as set out in the Announcement and the Scheme Document, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Transaction, which will be at the absolute discretion of Equinix) and, where required, approved by the Panel. If, subject to Clause 3, Equinix elects to implement the Transaction by way of an Offer on the terms and subject to the Pre-Condition and Conditions referred to in the Announcement, the terms of the Transaction shall be set out in the Offer Document.

3.	STRUCTURE OF THE TRANSACTION

3.1	The parties intend to implement the Transaction by means of the Scheme. Equinix shall be entitled (subject always to the consent of the Panel), whether before or after the posting of the Scheme Document, to implement the Transaction by way of an Offer if:

(A)	Telecity provides its prior written consent (an “Agreed Switch”) in which case Clause 3.2 shall apply;

(B)	a third party announces a firm intention to make an offer for the issued and to be issued ordinary share capital of Telecity which is recommended by the Telecity Directors; or

(C)	the board of Telecity Directors withdraws its unanimous recommendation of the Transaction.

3.2	In the event of an Agreed Switch:

(A)	the acceptance condition to the Offer (the “Acceptance Condition”) shall be set at 90 per cent. (or such lesser percentage as Equinix may decide after, to the extent necessary, consultation with the Panel being in any case at least 75 per cent.) of the Telecity Shares to which the Offer relates;

(B)	Equinix shall not take any such action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and Equinix shall ensure that the Offer remains open for acceptances until such time;

(C)	Equinix shall keep Telecity informed, on a regular basis and in any event within two Business Days following a written request from Telecity of the number of Telecity Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms, the identity of such shareholders, and the number of Telecity Shares to which such forms relate; and

(D)	the Offer shall otherwise be made on the same terms as those set out in the Announcement, subject to any modification or amendment to such terms and conditions as may be agreed by Telecity and the Panel or which is necessary as a result of the switch from the Scheme to the Offer.

3.3	In the event of an Agreed Switch, all provisions of this Agreement which relate to the Scheme and its implementation shall apply to the Offer and its implementation mutatis mutandis.

3.4	Equinix agrees to cooperate in good faith with Telecity to explore whether it is possible to effect the Transaction in such a way as to preserve rollover relief for UK-based Telecity Shareholders.

4.	CO-OPERATION

4.1	The obligation of Equinix to complete the Transaction is subject to satisfaction (or, where permitted, waiver) of the Pre-Condition and the Conditions by Equinix.

4.2	Equinix agrees that if it intends to seek the permission of the Panel to invoke the Pre-Condition or any of the Conditions it will, as far in advance as is reasonably practicable and prior to approaching the Panel, notify Telecity of its intention and provide Telecity with reasonable details of the grounds on which it intends to invoke the Pre-Condition or the relevant Condition.

4.3	Equinix undertakes to keep Telecity informed of the progress towards satisfaction (or otherwise) of the Pre-Condition and the Conditions and, if Equinix is or becomes aware of any matter, not known to Telecity, which might reasonably be considered to be material in the context of the satisfaction or waiver of the Pre-Condition and any of the Conditions, it will promptly make the substance of all such matters known to Telecity and provide such details and further information of which Equinix is aware and which Telecity may reasonably request.

4.4	The parties agree that Telecity Shareholders will be entitled to an interim dividend from Telecity in respect of the six-month period ended 30 June 2015 on the terms set out in the Announcement.

5.	PRE-CONDITION

5.1	The parties will co-operate with each other in relation to securing the satisfaction of the Pre-Condition as soon as reasonably practicable after the date of this Agreement.

5.2	Equinix shall be responsible for contacting and corresponding with Relevant Authorities in relation to the satisfaction of the Pre-Condition (including preparing and submitting all necessary filings, notifications and submissions). Subject to Clause 5.6, Equinix shall:

(A)	consult with Telecity to the extent reasonably practicable;

(B)	keep Telecity promptly updated as to any developments which are material or potentially material to the satisfaction of the Pre-Condition; and

(C)	afford Telecity and its advisers a reasonable opportunity to review and comment upon drafts of all material filings, notifications, submissions or communications required or proposed to be filed with, or notified or submitted or communicated to, any Relevant Authority by or on behalf of Equinix in respect of the Transaction and, acting reasonably and in good faith, shall give due consideration to the comments and requests of Telecity and its advisers in relation to such filings, notifications, submissions and communications.

5.3	Subject to Clause 5.6, Telecity undertakes to co-operate with Equinix and its advisers in relation to the satisfaction of the Pre-Condition and:

(A)	to assist Equinix in communicating with any Relevant Authority in relation to the satisfaction of such Pre-Condition; and

(B)	promptly to make available to Equinix the books and records of the Telecity Group, and such information and assistance and reasonable access to personnel (organised through Telecity’s legal advisers) as Equinix may reasonably require for the purposes of satisfying the Pre-Condition, including for the purpose of making a submission, filing or notification to any Relevant Authority in connection with satisfying the Pre-Condition and for the purpose of complying with any undertakings given by Equinix in connection with satisfying the Pre-Condition.

5.4	Equinix shall give Telecity reasonable prior notice of (which shall, to the extent practicable, include a copy of the agenda for), and shall permit Telecity and its advisers to participate in, all scheduled meetings and scheduled material telephone calls that Equinix or its advisers have with any Relevant Authority in relation to the satisfaction of the Pre-Condition (unless the Relevant Authority requests that Telecity should not participate in all or part of the meeting or telephone call and Telecity is notified of such request). In relation to any meeting or material telephone call with or involving any Relevant Authority in relation to the satisfaction of the Pre-Condition at which Telecity or its advisers are not present, Equinix shall promptly provide to Telecity a fair summary of the matters discussed.

5.5	Notwithstanding any other provision of this Agreement to the contrary, during the Continuance Period, Equinix shall use or cause to be used all reasonable efforts in order to satisfy the Pre-Condition as promptly as possible.

5.6	Nothing in this Agreement shall require either party to provide or disclose to the other, or to its advisers, any information:

(A)	that is commercially sensitive or confidential or which constitutes a trade secret, and has not already been disclosed to the other party; or

(B)	in circumstances that would result in the loss of any privilege that subsists in relation to such information (including legal advice privilege),

and any such information shall, to the extent practicable and deemed appropriate by the disclosing party, be provided or disclosed to the other party’s legal counsel (and, to the extent reasonably necessary, its other advisers) on an “external advisers only” basis, with a non-confidential version of any relevant filing, notification, submission or communication that includes or refers to such information being provided to the other party.

6.	SCHEME DOCUMENTATION

6.1	Equinix undertakes to provide Telecity promptly with all such information about itself, its directors and the Equinix Group and any arrangements with management (including any information required under applicable law, the Code, the 2006 Act and any other applicable regulations) as may reasonably be required for inclusion in the Scheme Document and provide such other assistance as Telecity may reasonably require in connection with the preparation of the Scheme Document (in each case having regard, without limitation, to the requirements of the Code, the 2006 Act and any other applicable laws and regulations), including access to, and procuring (so far as it is reasonably able) the provision of assistance by, relevant professional advisers to the Equinix Group.

6.2	If any supplemental circular or document is required to be published in connection with the Scheme or any variation or amendment to the Scheme, Equinix shall promptly provide such co-operation and information necessary to comply with applicable laws (including the Code, the 2006 Act and any other applicable regulations) as Telecity may reasonably request in order to finalise such document.

6.3	Equinix will procure that its directors accept responsibility for all of the information in the Scheme Document relating to themselves (and members of their immediate families, related trusts and persons connected with them), the Equinix Group or their respective associates, statements of the opinion, belief or expectation of the directors of Equinix in relation to the Transaction or the Combined Group, the financing of the Transaction and any other information for which a bidder is required to take responsibility.

7.	IMPLEMENTATION OF THE SCHEME

7.1	During 2015, it is intended that the Effective Date will be within the first 15 days of the calendar quarter immediately following satisfaction or waiver of the Pre-Condition set out in Appendix 1 to the Announcement and satisfaction of the Conditions set out in paragraphs 1.1 and 1.2 of Appendix 2 to the Announcement (the “Trigger Conditions”) provided that, if the Trigger Conditions are satisfied or waived (as the case may be) after 1 October 2015, then the Effective Date will be within the first 30 days of the calendar quarter immediately following satisfaction or waiver of the Trigger Conditions.

7.2	Immediately following satisfaction or waiver of the Pre-Condition and Conditions 1.1 and 1.2 set out in Appendix 2 of the Announcement (or, if the Transaction is implemented by way of an Offer, immediately following the satisfaction of or waiver of the Pre-Condition and the Acceptance Condition), Equinix undertakes that it will deliver a notice in writing to Telecity:

(A)	confirming that the Pre-Condition and all of the Conditions have been satisfied or waived (other than Condition 1.3 set out in Appendix 2 of the Announcement and the Listing Condition); or

(B)

confirming its intention to invoke a Condition (other than Conditions 1.1 and 1.2 set out in Appendix 2 of the Announcement (or, if the Transaction is implemented by way of an Offer, the Acceptance Condition), in which case it shall in such notice set out reasonable details of the event that has occurred, or circumstance that has arisen, which Equinix reasonably considers entitles (where applicable, with the consent of the Panel) it to invoke such Condition (and, in the case of any Condition to which Rule 13.5 of the Code applies, why Equinix considers such event or circumstance to be sufficiently material for the Panel to permit Equinix to invoke such Condition).

7.3	If the Transaction is being implemented by way of the Scheme, Equinix shall instruct counsel to appear on its behalf at the Scheme Court Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Equinix to the extent that the Pre-Condition and all of the Conditions have been satisfied or waived prior to or on the date of the Scheme Court Hearing.

8.	EMPLOYEE RELATED MATTERS

8.1	Equinix and Telecity have agreed that the arrangements set out in Schedule 2 with respect to certain employee related matters shall be implemented in accordance with that Schedule.

8.2	Subject to applicable confidentiality, legal or regulatory requirements, Telecity undertakes to Equinix to co-operate with and provide such details to Equinix in relation to Telecity Share Plans as Equinix reasonably requires to plan and communicate with the participants of Telecity Share Plans in accordance with Schedule 2.

8.3	Following the Effective Date, the parties agree that John Hughes, the Executive Chairman of the Telecity Group at the date of this Agreement, shall join the board of directors of Equinix.

9.	REIT STATUS

9.1	Equinix will conduct its affairs and the affairs of the Equinix Group, in each case in all material respects in a manner so as to continue to qualify as a REIT and will comply with all requirements and conditions necessary to maintain Equinix’s status as a REIT.

9.2	As at the date of this Agreement, Equinix represents and warrants to Telecity that, at all times from 1 January 2015, Equinix has been organised, has operated and has otherwise satisfied all requirements and conditions to qualify, as a REIT and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification as a REIT.

10.	CONDUCT OF BUSINESS

10.1	Except as expressly contemplated by this Agreement, as consented to in writing by Telecity or as required by applicable law, during the Continuance Period, Equinix shall not (and shall procure that no member of the Equinix Group shall):

(A)	directly or indirectly, repurchase, redeem or otherwise acquire, any of its shares or any rights, warrants or options to acquire such shares other than by way of on-market purchase in a manner consistent with market practice save that this Clause 10.1(A) shall not apply to Equinix’s Convertible Notes;

(B)	adopt a plan of complete or partial liquidation or dissolution of Equinix;

(C)	amend its constitutional documents in any manner that is reasonably likely to have an adverse impact on the value of, or rights attaching to, the New Equinix Shares;

(D)	agree, resolve or commit to do any of the foregoing; or

(E)	delist the Equinix Shares from NASDAQ.

11.	DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

11.1	For six years after the Effective Date, Equinix undertakes in favour of Telecity and in favour of each of the directors, officers and employees of Telecity and each of its subsidiary undertakings as at and prior to the date of this Agreement that Equinix shall honour and fulfil, or procure that the Telecity Group shall honour and fulfil, all obligations of the Telecity Group (if any) existing at the date of this Agreement regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date.

11.2	In satisfaction of its obligations under Clause 11.1, Equinix shall procure the provision of directors’ and officers’ liability insurance for both current and former directors and officers of the Telecity Group, including directors and officers who retire or whose employment is terminated as a result of the Transaction, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, at least as much as that provided under the Telecity Group’s directors’ and officers’ liability insurance as at the date of this Agreement. Each of the directors, officers and employees of the Telecity Group to which Clause 11.1 and Clause 11.2 apply will have the right, under the Contracts (Rights of Third Parties) Act 1999, to enforce his or her rights against Equinix under Clause 11.1 and Clause 11.2.

12.	BREAK PAYMENT

12.1	By way of compensation for any loss suffered by Telecity in connection with the preparation and negotiation of the Transaction, this Agreement and any other document and announcement relating to the Transaction, Equinix shall pay the Break Payment in the event that, following publication of the Announcement in accordance with Clause 2.1:

(A)	on or prior to the Longstop Date, Equinix invokes (and is permitted by the Panel to invoke) the Pre-Condition; or

(B)	on the Longstop Date, the Pre-Condition has not been satisfied or waived by Equinix,

(each a “Break Payment Event”).

12.2	Equinix shall pay the Break Payment by electronic bank transfer to a bank account designated by Telecity within 7 days of the occurrence of the Break Payment Event.

12.3	The parties acknowledge and agree that, at the date of this Agreement, it is not possible to ascertain the amount of the overall loss that Telecity would incur as a result of the Break Payment Event and the Break Payment represents a genuine pre-estimate by the parties of the amount of the overall loss that Telecity would incur as a result of the Break Payment Event.

12.4	The parties intend and shall use all reasonable endeavours to secure that the Break Payment is not treated for VAT purposes as consideration for a taxable supply. If, however, the Break Payment is treated by Her Majesty’s Revenue & Customs or any other tax authority, in whole or in part, as consideration for a taxable supply, then the amount of the Break Payment shall be regarded as inclusive of VAT and Equinix shall be under no obligation to pay to TelecityGroup any additional amount in respect of such VAT.

12.5	In the event that the Break Payment is paid in accordance with this Clause 12 and this Agreement is terminated in accordance with its terms, other than in the case of fraud, Telecity’s right to receive the Break Payment shall be the sole and exclusive remedy of Telecity against Equinix for any and all losses and damages incurred or suffered in connection with this Agreement and the transactions contemplated by this Agreement. In no event shall Equinix be required to pay the Break Payment more than once or pay more than one Break Payment.

13.	CODE AND LISTING RULES

13.1	Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms.

13.2	Nothing in this Agreement shall:

(A)	oblige Telecity to take any action which the Panel determines would not be permitted by Rule 21.2 of the Code;

(B)	oblige Telecity to pay any amount over that which is permitted to be paid without the prior approval of Telecity Shareholders pursuant to LR 10.2.7R of the Listing Rules of the UK Listing Authority; or

(C)	oblige Telecity or the Telecity Directors to recommend a Scheme or an Offer proposed by Equinix or any member of the Equinix Group.

13.3	Nothing in this Agreement shall be taken to restrict the Telecity Directors or the directors of any other member of Telecity Group from complying with all relevant legislation, orders of court or regulations, including without limitation, the Code, the Listing Rules or the rules and regulations of any applicable regulatory body (including the Panel and the UK Listing Authority).

13.4	Nothing in this Agreement shall be taken to restrict the Equinix Directors or the directors of any other member of Equinix Group from complying with all relevant legislation, orders of court or regulations, including without limitation, the Code, the Listing Rules or the rules and regulations of any applicable regulatory body (including the Panel, the UK Listing Authority, the SEC and NASDAQ).

14.	REPRESENTATIONS AND WARRANTIES

14.1	Each party represents and warrants to the other party on the date of this Agreement that:

(A)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)	this Agreement constitutes its binding obligations in accordance with its terms; and

(C)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

15.	IMPLEMENTATION AGREEMENT

Nothing in this Agreement shall restrict or prevent Telecity from complying with clauses 14, 17 and 20 of the Implementation Agreement and, in the period from the date of this Agreement until the termination of the Implementation Agreement, clause 12 of the Implementation Agreement.

16.	TERMINATION

16.1	Subject to Clauses 16.2 and 16.3, this Agreement shall terminate with immediate effect and all rights and obligations of Equinix and Telecity under this Agreement shall cease:

(A)	if such termination is agreed to in writing by the parties;

(B)	if the Effective Date has not occurred by the Longstop Date;

(C)	if a third party announces a firm intention to make an offer for Telecity which is recommended by the board of directors of Telecity;

(D)

if the Scheme (or the Offer as the case may be) is withdrawn or lapses in accordance with its terms prior to the Longstop Date (or, in the case of an Offer, the 21st day after the date that the Offer becomes or is declared unconditional as to acceptances, whichever is the later) and with the permission of the Panel (other than where such lapse or withdrawal of the Scheme is as a result of the exercise of Equinix’s right to implement the Transaction by way of an Offer, in accordance with Clause 3.1);

(E)	if the Scheme is not approved by the requisite majorities of Telecity Shareholders at the Court Meeting or the Resolutions are not passed by the requisite majorities at the Telecity General Meeting;

(F)	if the Scheme is not sanctioned at the Scheme Court Hearing;

(G)	if the Board Recommendation is no longer unanimous or is withdrawn, qualified or adversely modified at any time; or

(H)	upon service of written notice by Equinix to Telecity following a Break Payment Event.

16.2	Termination of this Agreement shall be without prejudice to the rights of any of the parties which have arisen before termination. For the avoidance of doubt, if this Agreement is terminated in accordance with Clause 16.1(H), Equinix shall remain obliged to pay the Break Payment to the extent that it has become due and payable at or prior to any such termination or the occurrence of the Break Payment Event.

16.3	This Clause 16 and Clauses 1 and 17 to 29 (inclusive) shall survive termination of this Agreement.

17.	NOTICES

17.1	A notice under this Agreement shall only be effective if it is in writing (which, for this purpose, includes email).

17.2	Notices under this Agreement shall be sent to a party by hand delivery or reputable international courier or by email at its physical address or email address and for the attention of the individual set out below:

Party and title of individual	Address	Email address

Equinix (Eric Schwartz)	c/o Equinix EMEA BV Luttenbergweg 4 1101 EC Amsterdam Zuid Oost The Netherlands	Eric.schwartz@eu.equinix.com

with a copy to:

Peter Waters	80 Cheapside London EC2V 6EE	Peter.waters@eu.equinix.com

Richard Smith	Slaughter and May One Bunhill Row London EC1Y 8YY	Richard.smith@slaughterandmay.com

Telecity (Eric Hageman)	Exchange Tower 4th Floor 2 Harbour Exchange Square London E14 9GE	Eric.hageman@telecity.com

with a copy to:

Julian Makin	Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS	Julian.makin@freshfields.com

17.3	A party may change its notice details on giving notice to the other party of the change in accordance with this Clause 17.2 and Clause 17.1. That notice shall only be effective on the date falling one Business Day after the notification has been received or such later date as may be specified in the notice.

17.4	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:

(A)	if delivered personally, on delivery;

(B)	if sent by reputable international courier, on signature of a delivery receipt; or

(C)	if sent by email, when sent.

17.5	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

17.6	The provisions of this Clause 17 shall not apply in relation to the service of Service Documents.

18.	REMEDIES AND WAIVERS

18.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

18.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.4	Without prejudice to any other rights and remedies which either party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by either party of the provisions of this Agreement and either party shall be entitled to seek the remedies of injunction, specific performance and other equitable remedies (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by either party and no proof or special damages shall be necessary for the enforcement by either party of the rights under this Agreement.

19.	VARIATION

No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the parties.

20.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

20.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

20.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

21.	ENTIRE AGREEMENT

21.1	Save for the confidentiality agreement between the parties dated 27 April 2015 (which remains in force), this Agreement constitutes the whole and only agreement between the parties relating to the Transaction and supersedes any previous agreement whether written or oral between the parties in relation to the Transaction.

21.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

21.3	Except in the case of fraud, no party shall have any right of action against the other party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

21.4	For the purposes of this Clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time before the date of this Agreement.

22.	LANGUAGE

Each notice or other communication under or in connection with this Agreement shall be in English.

23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save as set out in Clause 11.2, the parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

24.	ASSIGNMENT

No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the other party.

25.	COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

26.	FURTHER ASSURANCE

Each party shall, and shall use reasonable endeavours to procure that any relevant third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

27.	COUNTERPARTS

27.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

27.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

27.3	Delivery of an executed counterpart signature page of this Agreement by email (pdf) or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page on the final text of this Agreement, such counterpart signature page shall take effect with such final text as a complete authorised counterpart.

28.	APPLICABLE LAW AND JURISDICTION

28.1	This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

28.2	The parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales in respect of any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual.

29.	AGENT FOR SERVICE

29.1	Equinix irrevocably appoints Equinix Services Limited of 80 Cheapside, London EC2V 6EE to be its agent for the receipt of Service Documents. Equinix agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

29.2	A copy of any Service Document served on an agent shall be sent by post to Equinix. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1

ANNOUNCEMENT1

[1]	Filed as Exhibit 2.1 to this Form 8-K dated May 29, 2015.

SCHEDULE 2

EMPLOYEE RELATED MATTERS

Defined terms:

2013 LTIP Award means an award granted in 2013 under the LTIP in respect of which the performance period is from 1 January 2013 to 31 December 2015 and which is subsisting immediately prior to the Effective Date;

2014 LTIP Award means an award granted in 2014 (or in 2015 before the date of this Agreement) under the LTIP in respect of which the performance period is from 1 January 2014 to 31 December 2016 and which is subsisting immediately prior to the Effective Date;

2015 LTIP Award shall have the meaning given in paragraph 5.3 of this Schedule 2;

2015 RSP Award shall have the meaning given in paragraph 4.1 of this Schedule 2;

DBP means the Telecity Group PLC Deferred Bonus Plan, as amended from time to time;

Dividend Equivalent Shares means any Telecity Shares representing accrued dividends earned on Telecity Shares to which an award holder is entitled upon vesting of such shares (calculated in accordance with the rules of the relevant Telecity Share Plan) or any cash payment equivalent to the aggregate value of such Telecity Shares;

Equinix Employee Stock Purchase Plan means the Equinix, Inc. 2004 Employee Stock Share Plan, as amended from time to time;

Equinix RSU means the Equinix 2000 Equity Incentive Plan, as amended from time to time;

International Sharesave Scheme means the Telecity Group PLC International Sharesave Scheme, as amended from time to time;

Ireland Sharesave Scheme means the Telecity Group PLC Sharesave Scheme – Ireland, as amended from time to time;

LTIP means the Telecity Group PLC Long-Term Incentive Plan 2012, as amended from time to time;

PSP means the Telecity Group PLC Performance Share Plan, as amended from time to time;

RSP means the Telecity Group PLC Restricted Stock Plan 2015 to be adopted by the board of directors of Telecity following the date of this Agreement, in substantially the form of the draft provided to Equinix prior to the date of this Agreement;

Share Option Plan means the Telecity Group PLC IPO Share Option Plan, as amended from time to time;

Sharesave Schemes means the UK Sharesave Scheme, the International Sharesave Scheme and the Ireland Sharesave Scheme;

Stock Award shall have the meaning given in paragraph 4.3 of this Schedule 2;

Telecity Share Plans means the DBP, the LTIP, the PSP, the RSP, the Share Option Plan and the Sharesave Schemes;

Trust means the Telecity employee benefit trust established by a trust deed dated 29 October 2007 between Telecity and Elian Employee Benefit Trustee Limited; and

UK Sharesave Scheme means the Telecity Group PLC Sharesave Scheme, as amended from time to time.

Telecity and Equinix agree that the following arrangements will, where appropriate subject to the Transaction becoming Effective, be implemented with respect to Telecity’s existing incentive arrangements. For the avoidance of doubt, references to Telecity employees in this Schedule 2 shall include the Chief Financial Officer and Executive Chairman of Telecity, unless otherwise stated.

1.	Provisions of general application

1.1	Subject to paragraph 1.3, if the Transaction is effected by way of Scheme, Telecity and Equinix agree that shareholder approval will be sought for an amendment to the articles of association of Telecity so that any Telecity Shares issued after the Scheme Record Time pursuant to the exercise of options or vesting of awards under the Telecity Share Plans will be compulsorily acquired by Equinix and/or its nominee on the same terms as were available to other Telecity Shareholders under the Scheme.

1.2	Subject to paragraph 1.3, Equinix agrees that participants in the Telecity Share Plans shall be able, in accordance with and to the extent permitted under the provisions of the relevant Telecity Share Plans, and pursuant to the provisions of this Schedule 2, to exercise their options or realise their vested awards and, where applicable, receive the same consideration in respect of the Telecity Shares that they acquire or receive under such options or awards as is offered to Telecity Shareholders under the Transaction. In the event that the value of the cash amount received by any participant in a Telecity Share Plan in connection with the Transaction is less than the amount of income tax and employee’s social security contributions which arises and is payable at or around the point of exercise or vesting (Employee Tax Liability), Subject to prior consultation with Equinix, Telecity shall be permitted to make appropriate arrangements to enable participants to pay such Employee Tax Liability provided always that such arrangements shall not oblige either Equinix or Telecity to incur additional costs.

1.3	Equinix and Telecity agree that both parties shall work together using reasonable endeavours to identify whether there is an appropriate mechanism under which participants in the UK Sharesave Scheme can receive only cash consideration (and not the combination of cash and New Equinix Shares that is offered to other Telecity Shareholders under the Transaction). If Equinix and Telecity agree that there is such a mechanism, the parties shall work together to implement such a mechanism so that the cash sum that each UK Sharesave Scheme participant would be entitled to receive for each Telecity Share received upon exercise of their options would be equal to the cash consideration payable under the Transaction per Telecity Share plus the number of Equinix Shares payable under the Transaction per Telecity Share multiplied by the closing price of an Equinix Share (as expressed in pounds sterling and as converted using the exchange rate prevailing on the relevant date) on the Effective Date.

1.4	As at the date of this Agreement, the Trust holds 26,727 unallocated Telecity Shares. Unless all unallocated Telecity Shares have been used to satisfy awards vesting in the normal course prior to the Effective Date, the parties agree that the trustee of the Trust will be requested to agree to satisfy certain options and awards vesting or becoming exercisable as a consequence of the Transaction, using these unallocated Telecity Shares in priority to Telecity issuing Telecity Shares to satisfy such options and awards. In the event that the trustee of the Trust does not agree to such a request, the unallocated Telecity Shares shall remain in the Trust.

1.5	Telecity agrees to co-operate with Equinix and use its reasonable endeavours to provide such details to Equinix in relation to the Telecity Share Plans with a view to Telecity and Equinix agreeing and Telecity implementing any amendments required to be made to the Telecity Share Plans in order to facilitate the implementation of the arrangements set out in this Schedule 2.

1.6	Telecity agrees to assist Equinix and their advisors to prepare, in a form to be agreed between Telecity and Equinix, communications (or, if applicable, multiple series of communications) to each of the participants in the Telecity Share Plans to enable Equinix to satisfy its obligations under Rule 15 of the Code, and to send, or arrange for the sending of such communications (or series of communications, as the case may be) to participants at the appropriate time(s) (such time(s) to be agreed between the parties).

1.7	Any payment or delivery of shares made under this Schedule 2 shall be subject to such deductions for tax and/or social security contributions as are required under local law.

1.8	Equinix will consider whether Stock Awards made under this Schedule 2 should carry a right to dividend equivalents.

2.	Sharesave Plans

2.1	Equinix acknowledges that options granted under the Telecity Sharesave Plans which would not otherwise have been exercisable prior to the Transaction becoming Effective will (in consequence of the Transaction and in accordance with participants’ contractual rights under the plans) be exercisable in the six months following the Effective Date (and in the case of the UK Sharesave Plan for twenty days prior to the Effective Date) and will be exercisable over less than the full number of Telecity Shares that could otherwise be acquired on maturity of the related savings contracts. Equinix therefore agrees that it will make a one-off cash payment to those participants in the Telecity Sharesave Plans who exercise their options conditional on the Transaction becoming Effective (or, in the case of participants in the UK Sharesave Scheme only and provided that a mechanism is implemented in accordance with paragraph 1.3, within one month immediately following the Effective Date) of an amount equal to the additional profit which the participants would have received had they been able to exercise their options over the full number of Telecity Shares otherwise available at the end of the six-month period following the Effective Date (or if there is less than six months to maturity of the relevant savings contract, following the end of the contract), provided that no such cash payment will be made in respect of (i) options granted under the Telecity Sharesave Plans after the date of this Agreement or (ii) options exercised more than one month after the Effective Date. Equinix acknowledges that any such one-off cash payment made by Equinix in accordance with this paragraph will be subject to deductions for income tax and employee’s social security contributions.

2.2	Equinix confirms that it intends to offer to Telecity employees participation in the Equinix Employee Stock Purchase Plan following the Effective Date, in accordance with the rules of that plan and on the normal timetable and subject to local legislation.

3.	2015 Management Bonuses

3.1	Equinix acknowledges and agrees that certain Telecity employees will be due to receive annual cash bonuses in respect of 2015 in accordance with their employment contracts and/or Telecity policies and practices. Equinix agrees that, if the Effective Date occurs between 1 July 2015 and 31 December 2015 (inclusive):

(a)	such bonuses would be calculated following 31 December 2015 on the basis of the corporate performance metrics for 2015 that have already been announced. To the extent that Equinix re-prioritises these metrics (or the outcomes are affected by restructuring or similar costs undertaken or initiated by Equinix), appropriate adjustments will be made in determining the outcome to determine what “business as usual” performance would have been by Telecity if neither the Transaction nor the transaction with Interxion Holding N.V. had been in prospect. To the extent that such adjustments can be identified before the Effective Date, they would be approved by the Telecity remuneration committee in consultation with Equinix. Equinix agrees that any such adjustments it makes after the Effective Date will be made on a fair and reasonable basis; and

(b)	if any Telecity employee’s employment is terminated by his employer or he is given notice of termination of employment by his employer (in either case other than for cause) between the Effective Date and the bonus payment date (inclusive), any bonus payable to him in respect of 2015 shall be paid notwithstanding that he is no longer employed on the bonus payment date provided that if his employment is terminated before 31 December 2015 any such bonus shall be pro rata to the period of time elapsed between 1 January 2015 and the date of termination of his employment.

4.	Restricted Share Plan (RSP)

4.1	Equinix acknowledges that Telecity intends in the month following the date of this Agreement to grant awards under the RSP with a total market value of approximately £1.09 million (the 2015 RSP Awards).

4.2	Equinix acknowledges and agrees that on the Transaction becoming Effective, 2015 RSP Awards will vest in respect of such number of Telecity Shares as may be determined by the Telecity remuneration committee in accordance with the RSP rules and the Telecity remuneration committee has confirmed that it will apply a time pro rata reduction of the awards on vesting to reflect the time elapsed between 1 January 2015 and the Effective Date.

4.3	Equinix agrees that any holder of a 2015 RSP Award who is employed by the Telecity Group on the Effective Date shall in respect of the remainder of that 2015 RSP Award be offered (at Equinix’s sole discretion) either (i) a grant under the Equinix RSU over Equinix stock (which, for the avoidance of doubt, shall not be subject to any performance conditions) (a Stock Award) with a value as at the Effective Date determined in accordance with sub-paragraph (a) below or (ii) a conditional entitlement to a cash payment, in each case on the following terms:

(a)	the amount of the cash payment, or the value of the Stock Award, shall be calculated as follows:

(M – N) x A

Where:

M is the maximum number of Telecity Shares in respect of which the 2015 RSP Award was granted,

N is the number of Telecity Shares in respect of which the 2015 RSP Award actually vested on the Effective Date (which, for the purposes of this calculation only, shall not include any Dividend Equivalent Shares earned on such shares),

(M – N) shall be uplifted by the number of Dividend Equivalent Shares that would have accrued on the number that is (M – N) if such number of Telecity Shares had vested on the Effective Date, and

A is the cash consideration payable under the Transaction per Telecity Share plus the number of Equinix Shares payable under the Transaction per Telecity Share multiplied by the closing price of an Equinix Share (as expressed in pounds sterling and as converted using the exchange rate prevailing as at the Effective Date) on the Effective Date;

(b)	any cash payment shall be paid by Equinix or any Stock Award will vest in three instalments as follows:

(i)	the first instalment of 20% shall be paid within 10 Business Days of the Effective Date or delivered in accordance with the rules of the Equinix RSU following that vesting (as applicable);

(ii)	the second instalment of 30% shall be paid within 10 Business Days of 31 December 2016 or delivered in accordance with the rules of the Equinix RSU following that vesting (as applicable); and

(iii)	the third instalment of 50% shall be paid within 10 Business Days of 31 December 2017 or delivered in accordance with the rules of the Equinix RSU following that vesting (as applicable),

(c)	if an individual is granted a Stock Award and Equinix is not, for any reason, able to deliver all or any part of the stock subject to the Stock Award in accordance with the Equinix RSU then Equinix may instead make a cash payment equivalent to the aggregate value (at the relevant vesting date) of the stock not so delivered; and

(d)	an individual will only be entitled to receive the cash payment or the Equinix stock if on the date of payment or delivery (as the case may be) (i) he remains employed within the Equinix Group, or (ii) his employment has ceased by reason of redundancy or death, or (iii) he is found by a court of competent jurisdiction to have been or his employer agrees that he has been dismissed in circumstances amounting to constructive dismissal. If on the date of payment or delivery the individual’s employment has ceased for any other reason, the right to the cash payment or Equinix stock will lapse unless the Equinix board determines otherwise.

5.	Long-term Incentive Plan (LTIP)

5.1	Equinix acknowledges and agrees that in consequence of the Transaction, awards already granted under the LTIP as at the date of this Agreement will vest in respect of such number of Telecity Shares as may be determined by the Telecity remuneration committee in accordance with the LTIP rules and the Telecity remuneration committee has confirmed that:

(a)	it anticipates (based on the measurement of achievement of the applicable performance condition to date) its determination of the extent to which the performance conditions relating to the 2013 LTIP Awards and 2014 LTIP Awards are satisfied will result in the vesting of:

(i)	0% of the maximum number of Telecity Shares subject to the 2013 LTIP Awards; and

(ii)	100% of the maximum number of Telecity Shares subject to the 2014 LTIP Awards (plus the related Dividend Equivalent Shares);

(b)	it will test the performance conditions relating to the 2013 LTIP Awards and 2014 LTIP Awards by reference to the applicable reduced performance period and as to the actual satisfaction of the applicable performance condition shortly prior to the Effective Date (resulting in a performance adjusted award); and

(c)	it will apply a time pro rata reduction of the performance adjusted awards on vesting to reflect the time elapsed between the date commencing on the first day of the performance period applicable to the corresponding award and the Effective Date.

5.2	Equinix agrees that any holder of a 2014 LTIP Award who is employed by the Telecity Group on the Effective Date shall in respect of the remainder of that 2014 LTIP Award be offered (at Equinix’s sole discretion) either (i) a Stock Award with a value as at the Effective Date determined in accordance with sub-paragraph (a) below or (ii) a conditional entitlement to a cash payment, in each case on the following terms:

(a)	the amount of the cash payment, or the value of the grant under the Equinix RSU, shall be calculated as follows:

(M – N) x A

Where:

M is the maximum number of Telecity Shares in respect of which the 2014 LTIP Award was granted,

N is the number of Telecity Shares in respect of which the 2014 LTIP Award actually vested on the Effective Date (which, for the purposes of this calculation only, shall not include any Dividend Equivalent Shares earned on such shares),

(M – N) shall be uplifted by the number of Dividend Equivalent Shares that would have accrued on the number that is (M – N) if such number of Telecity Shares had vested on the Effective Date, and

A is the cash consideration payable under the Transaction per Telecity Share plus the number of Equinix Shares payable under the Transaction per Telecity Share multiplied by the closing price of an Equinix Share (as expressed in pounds sterling and as converted using the exchange rate prevailing as at the Effective Date) on the Effective Date;

(b)	any cash payment shall be paid by Equinix or any Stock Award will vest on the date the original 2014 LTIP Award would have vested were it not for the Transaction;

(c)	if an individual is granted a Stock Award and Equinix is not, for any reason, able to deliver all or any part of the stock subject to the Stock Award in accordance with the Equinix RSU then Equinix may instead make a cash payment equivalent to the aggregate value (at the vesting date) of the stock not so delivered; and

(d)	an individual will only be entitled to receive the cash payment or the Equinix stock if on the date of payment or delivery (as the case may be) (i) he remains employed within the Equinix Group, or (ii) his employment has ceased by reason of redundancy or death, or (iii) he is found by a court of competent jurisdiction to have been or his employer agrees that he has been dismissed in circumstances amounting to constructive dismissal. If on the date of payment or delivery the individual’s employment has ceased for any other reason, the right to the cash payment or Equinix stock will lapse unless the Equinix board determines otherwise.

5.3	Equinix acknowledges that Telecity intends in the month following the date of this Agreement to grant awards under the LTIP with a total aggregate market value of approximately £3.6 million (2015 LTIP Awards) and that these awards will include, among others, an award to the Chief Financial Officer and an award to the Executive Chairman.

5.4	Equinix acknowledges and agrees that in consequence of the Transaction, the 2015 LTIP Awards will vest in respect of such number of Telecity Shares as may be determined by the Telecity remuneration committee in accordance with the LTIP rules and the Telecity remuneration committee has confirmed that:

(a)	it will test the performance conditions relating to the 2015 LTIP Awards by reference to the applicable reduced performance period and as to the actual satisfaction of the applicable performance condition shortly prior to the Effective Date (resulting in a performance adjusted award); and

(b)	it will apply a time pro rata reduction of the performance adjusted awards on vesting to reflect the time elapsed between the date commencing on the first day of the performance period applicable to the corresponding award and the Effective Date.

5.5	Equinix agrees that any holder of a 2015 LTIP Award who is employed by the Telecity Group on the Effective Date shall in respect of the remainder of that 2015 LTIP Award be offered (at Equinix’s sole discretion) either (i) a Stock Award with a value as at the Effective Date determined in accordance with sub-paragraph (a) below or (ii) a conditional entitlement to a cash payment, in each case on the following terms:

(a)	the amount of the cash payment, or the value of the Stock Award, shall be calculated as follows:

(M – N) x A

Where:

M is the maximum number of Telecity Shares in respect of which the 2015 LTIP Award was granted,

N is the number of Telecity Shares in respect of which the 2015 LTIP Award actually vested on the Effective Date (which, for the purposes of this calculation only, shall not include any Dividend Equivalent Shares earned on such shares),

(M – N) shall be uplifted by the number of Dividend Equivalent Shares that would have accrued on the number that is (M – N) if such number of Telecity Shares had vested on the Effective Date, and

A is the cash consideration payable under the Transaction per Telecity Share plus the number of Equinix Shares payable under the Transaction per Telecity Share multiplied by the closing price of an Equinix Share (as expressed in pounds sterling and as converted using the exchange rate prevailing as at the Effective Date) on the Effective Date,

(b)	any cash payment shall be paid by Equinix or any Stock Award will vest in three instalments as follows:

(i)	the first instalment of 20% shall be paid within 10 Business Days of the Effective Date or delivered in accordance with the rules of the Equinix RSU following that vesting (as applicable);

(ii)	the second instalment of 30% shall be paid within 10 Business Days of 31 December 2016 or delivered in accordance with the rules of the Equinix RSU following that vesting (as applicable); and

(iii)	the third instalment of 50% shall be paid within 10 Business Days of 31 December 2017 or delivered in accordance with the rules of the Equinix RSU following that vesting (as applicable),

(c)	if an individual is granted a Stock Award and Equinix is not, for any reason, able to deliver all or any part of the stock subject to the Stock Award in accordance with the Equinix RSU then Equinix may instead make a cash payment equivalent to the aggregate value (at the relevant vesting date) of the stock not so delivered; and

(d)	an individual will only be entitled to receive the cash payment or the Equinix stock if on the date of payment or delivery (as the case may be) (i) he remains employed within the Equinix Group, or (ii) his employment has ceased by reason of redundancy or death, or (iii) he is found by a court of competent jurisdiction to have been or his employer agrees that he has been dismissed in circumstances amounting to constructive dismissal. If on the date of payment or delivery the individual’s employment has ceased for any other reason, the right to the cash payment or Equinix stock will lapse unless the Equinix board determines otherwise.

6.	Deferred Bonus Plan

6.1	The parties acknowledge and agree that those awards subsisting under the DBP at the Effective Date will vest on that date as a consequence of the Transaction pursuant to the rules of the DBP.

7.	Share Option Plan and Performance Share Plan

7.1	The parties acknowledge and agree that options under the Share Option Plan and the PSP have already vested and are exercisable and that any options or awards that have not been exercised or called for (as applicable) prior to the Effective Date shall lapse on or before the Effective Date.

8.	Severance and other contractual arrangements

8.1	Equinix confirms that the existing employment rights and pension rights of all Telecity employees will be fully safeguarded. In addition, Equinix agrees that a Telecity employee whose employment is terminated by reason of redundancy in the 12 months following the Effective Date will receive at least the amount which he would have received under any written redundancy policy or practice operated by the relevant employer in the relevant jurisdiction immediately before the Effective Date.

8.2	Equinix agrees that, notwithstanding any contractual ability to do otherwise pursuant to the Chief Financial Officer’s employment contract, if the Chief Financial Officer’s employment is terminated in the 12 months following the Effective Date any payment in lieu of notice payable to the Chief Financial Officer will be paid in a single lump sum within one month of the date on which his employment terminates, subject to the Chief Financial Officer having entered into a settlement agreement (including an appropriate release of claims against the Group and appropriate post-termination covenants restricting him from competing with the Equinix Group during what would have been his notice period) if required to do so by Equinix. For the avoidance of doubt, the payment in lieu of notice shall not be reduced by reason of the accelerated receipt or to take account of any duty to mitigate which may apply to the Chief Financial Officer and this paragraph 8.2 shall not entitle the Chief Financial Officer to notice or a severance payment in circumstances where this would not otherwise be due.

8.3	Equinix acknowledges that in order to grant a 2015 LTIP Award to the Executive Chairman Telecity will make certain clarificatory amendments to the Executive Chairman’s contractual arrangements, including (i) to reflect his current executive role and (ii) to confirm that for the purposes of calculating such 2015 LTIP Award his annual salary is £579,125 (being the sum of (i) £200,000 per annum in respect of his role as Chairman and (ii) £379,125 per annum in respect of the additional duties relating to his temporary performance of the Chief Executive role).

8.4	Equinix acknowledges that the Executive Chairman is entitled to six months’ notice in respect of the termination of both his role as Chairman and his temporary appointment as Executive Chairman. If he ceases to perform the Chief Executive role but is retained by Equinix in an ongoing role, he will be entitled to compensation based on his remuneration of £379,125 per annum. If he will have no ongoing role in the Equinix Group, he will be entitled to compensation based on remuneration of £579,125 per annum.

9.	Retention Arrangements

9.1	The parties agree to consult with each other with a view to developing appropriate retention arrangements for key employees.

Equinix’s acknowledgements in paragraphs 2.1, 3.1, 4.1, 4.2, 5.1, 5.3, 5.4, 6.1, 7.1, 8.3 and 8.4 of this Schedule 2 do not impose any contractual restrictions or obligations on Telecity or its board of directors.

EXECUTED by	)

acting for and on behalf of	)

EQUINIX, INC.	)	/s/ Keith D. Taylor

EXECUTED by	)

acting for and on behalf of	)

TELECITY GROUP PLC	)	/s/ Wilhelmus Theresia Hageman